UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2010

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Consulting Agreement with Mark A. Garms, former Chief Operating Officer

As a result of a restructuring of management reporting obligations and a decision to eliminate the position of Chief Operating Officer, Mark A. Garms, the Executive Vice President and Chief Operating Officer of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), elected to terminate his employment with the Company for good reason in accordance with his Amended and Restated Severance Agreement, dated as of September 29, 2008, effective as of May 14, 2010.  A more extensive discussion of Mr. Garms’ departure is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 18, 2010.

At the time of Mr. Garms’ termination of employment, it was contemplated that he would provide certain transitional services to the Company.  Subsequently, the Company decided to engage Mr. Garms to provide additional consulting services for new projects that may be identified by the Company from time-to-time and entered into a Consulting Services Agreement with Mr. Garms effective June 21, 2010 (“Consulting Agreement”).  Mr. Garms’ Consulting Agreement is for a term of one year and may be terminated by either party on thirty (30) days notice.  Mr. Garms will be paid an hourly rate $200 for his consulting services and is entitled to reimbursement for reasonable expenses.  As additional consulting consideration, the Company agreed that Mr. Garms’ current 90-day post-employment exercise window for certain options to purchase the Company’s Common Stock awarded to him during his prior employment with the Company will not begin to run until the termination or expiration of the Consulting Agreement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Approval of Autobytel Inc. 2010 Equity Incentive Plan

At the 2010 Annual Meeting of Stockholders held June 24, 2010 (“Annual Meeting”), the stockholders of the Company approved the Autobytel Inc. 2010 Equity Incentive Plan (“Plan”).  The total number of shares of Common Stock that may be issued under the Plan, subject to certain adjustment provisions, is 6,700,000 shares.  The Company may grant options, SARs, restricted stock awards, restricted stock unit awards and performance awards under the Plan.  Options may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options.  Awards may be granted under the Plan to any employee or officer of Autobytel or its subsidiaries, non-employee member of the Board of Directors and consultant or advisor (subject to meeting conditions specified in the Plan) who is a natural person and provides services to the Company or a subsidiary, except for incentive stock options which may be granted only to the Company’s employees or employees of a subsidiary.  The Board of Directors adopted the Plan on March 31, 2010, conditioned upon approval by the stockholders at the Annual Meeting.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the summary contained in the Company’s Definitive Proxy Statement filed with the SEC on April 10, 2010, as amended on May 7, 2010, in connection with the Annual Meeting and by the full text of the Plan which is filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Annual Meeting was held on June 24, 2010.  A total of 37,340,363 shares of the Company’s Common Stock were present or represented by proxy at the meeting, representing more than 82.68% of the Company’s shares outstanding as of the April 28, 2010 record date.

At the Annual Meeting the stockholders elected all of the Company’s nominees for director, approved the Plan, and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The nominees for director were elected based upon the following votes:
	Votes For	Votes Withheld	Broker Non-Votes
Michael J. Fuchs	16,731,584	8,943,187	11,665,592
Janet M. Thompson	23,874,719	1,800,052	11,665,592

The proposal to approve the Plan received the following votes:
Vote For	21,752,224
Votes Against	2,760,773
Abstentions	1,161,774
Broker Non-Votes	11,665,592

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 received the following votes:
Vote For	29,566,947
Votes Against	6,948,835
Abstentions	824,581
Broker Non-Votes	0

Item 9.01	Financial Statements and Exhibits

(d)Exhibits

10.1 Consulting Services Agreement, effective as of June 21, 2010, by and between Autobytel Inc. and Mark A. Garms

10.2 Autobytel Inc. 2010 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date:  June 25, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Services Agreement, effective as of June 21, 2010, by and between Autobytel Inc. and Mark A. Garms

10.2	Autobytel 2010 Equity Incentive Plan